J.P. Morgan Investment Management Inc. (“JPMIM”)

Compliance Policy

Regulatory Category: Proxy Voting

Overview:

➣	Advisers that have proxy voting authority must act in the best interest of their client with respect to proxy voting activities.

➣

Advisers must have written policies and procedures regarding how proxies are voted. The policies and procedures must include procedures intended to prevent material conflicts of interest from affecting the manner in which proxies are voted.

➣	JPMIM has adopted written policies and procedures that address how proxies are voted and how this information can be obtained by clients.

Applicable Regulation:

➣	Investment Advisers Act of 1940: Rule 206(4)-6

➣	Securities Exchange Act of 1934: Rule 240.14Ad-1

➣	Summary of Regulatory Requirements:

1.	An adviser must adopt and implement written policies and procedures reasonably designed to ensure that:

a.	proxies are voted in the best interest of the client;

b.	conflicts are identified and handled appropriately; and

c.	fiduciary obligations are fulfilled.

2.	An adviser must disclose to its clients how they may obtain information on how proxies were voted for securities held for their accounts.

3.	An adviser must disclose to clients, information about its proxy voting policies and procedures and how clients may obtain them.

4.

Effective July 1, 2024, an adviser subject to the Exchange Act, is required to report annually to the SEC on Form N-PX how it voted proxies relating to shareholder advisory votes on executive compensation (or “say-on-pay”) matters.

Activities Conducted by JPMIM to Satisfy Regulatory Requirements:

1.

JPMIM has adopted and implemented policies and procedures that are reasonably designed to ensure that it votes client securities in the best interest of clients, which procedures include how the Adviser addresses material conflicts of interest.

2.

JPMIM seeks to have each investment management agreement (“IMA”) set forth whether JPMIM or the client is responsible for voting proxies. If JPMIM is responsible, it is JPMIM’s to vote proxies in the best interests of the client and in accordance with JPMAM Global

Proxy Voting Guidelines (“Proxy Voting Guidelines”). The Proxy Voting Guidelines are proprietary to the Adviser and reflect our views on proxy matters as informed by our investment experience and research over many years of proxy voting. Certain guidelines are prescriptive (“Prescribed Guidelines”) meaning they specify how the Adviser will vote a particular proxy proposal (absent an override). Other guidelines contemplate voting on a case by case basis.

3.

It is JPMIM’s policy to vote all proxies received on securities held in portfolios over which JPMIM has proxy voting authority, unless JPMIM determines that it should not vote the security in accordance with SEC or other applicable regulatory guidance. These instances include, but are not limited to: (a) if the proxy involves foreign securities and the expense and administrative inconvenience or other costs outweigh the benefits to the clients of voting the securities; (b) if the security is on loan, as the title passes to the borrower of the securities. Unless JPMIM is directly involved in a client’s securities lending arrangement because it is a party to the client’s securities lending agreement and/or JPMIM, as investment advisor, makes the decision to loan the client’s securities, JPMIM is not responsible for recalling securities to vote proxies for securities that have been loaned from the client’s account. For accounts where JPMIM is directly involved JPMIM has adopted procedures to determine if it should recall securities on loans to vote proxies when it believes a vote is material with respect to an investment. and (c) where JPMIM determines it cannot vote certain securities (e.g., if a conflict of interest exists as further discussed below) .

4.

Subject to the oversight by the Proxy Committee, JPMAM may and has retained the services of independent voting service providers (Independent Voting Services) to assist with administrative functions. The vendors may assist with such items as: coordinating with client custodians to ensure that all proxy materials are processed in a timely fashion, recordkeeping, acting as an agent to execute JPMAM’s proxy voting decisions, providing proxy research and analysis, and to provide certain conflict of interest-related services.

5.

To oversee the proxy voting process on an on-going basis, a Proxy Committee (each, a “Proxy Committee”) has been established in each global location where proxy voting decisions are made that meets quarterly, or more frequently as circumstances dictate or the Committee determines. The Proxy Committee is composed of members and invitees including the Proxy Administrator (as defined below) and senior officers from the Investment, Legal, Compliance, and Risk Management Departments. The Global Head of Investment Stewardship is a participant of the committee and, working with the regional Proxy Administrators, is charged with overall responsibility for JPMIM’s approach to governance issues including proxy voting worldwide and coordinating regional proxy voting guidelines and procedures in accordance with applicable regulations and best practices.

6.

The Private Equity Group oversees and monitors its own proxy voting process. While the Private Equity Group normally votes proxies in accordance with the Proxy Voting Guidelines, it will consider the recommendations of an independent proxy voting service where the Proxy Voting Guidelines do not specify how a proxy is to be voted. Further, the Private Equity Group may vote contrary to the Proxy Guidelines or such recommendations if it believes taking a contrary position is in its clients’ best interests. In such instances, the Private Equity Group will document its rationale and present it at the group’s regularly-scheduled investment meeting for approval. The Private Equity Group consults on an annual basis with members of the Adviser’s Investment Stewardship Team concerning their review of independent proxy voting service providers.

7.

The primary functions of each Proxy Committee include: (1) reviewing and approving the Proxy Voting Guidelines annually; (2) providing advice and recommendations on general proxy-voting matters including potential or material conflicts of interests escalated to it from time to time, as well as on specific voting issues to be implemented by the Adviser; and (3) determining the independence of any third-party vendor to which it has delegated proxy voting responsibilities and to conclude that there are no conflicts of interest that would prevent such vendor from providing such proxy voting services prior to delegating proxy responsibilities.

8.

JPMIM appoints a JPMIM professional to act as a proxy administrator (“Proxy Administrator”) for each global location of such entity where proxy-voting decisions are made. The Proxy Administrators are charged with oversight of the Proxy Voting Guidelines and the proxy-voting process. The Proxy Administrator, working together with the Investment Stewardship teams and portfolio management teams, including portfolio managers and research analysts, is responsible for voting proxies as described in the Proxy Voting Guidelines.

Duties of the Proxy Administrator also include: from procedures

•	evaluating the quality of services provided by third party proxy vendors, if retained;

•

reviewing considerations and recommendations of portfolio management teams or investment stewardship specialists with respect to proposals not covered by the Proxy Voting Guidelines, or to override the Prescribed Guidelines;

•	referring investment considerations regarding overrides to the Proxy Committee, if necessary;

•	determining, in the case of overrides, whether a material conflict exists;

•

in cases where the Proxy Voting Guidelines contemplate voting on a case-by-case basis, determining whether the vote requires escalation to certain portfolio management teams to make a voting decision or can be voted given JPMAM’s history and experience in analyzing and voting similar proxy matters; sharing research in the case of escalated votes which may include research from the investment stewardship teams and third-party research providers or compensation experts, with portfolio management teams. and determining whether to further escalate voting recommendations of the portfolio management teams to the relevant Proxy Committee for further review.

•	escalating material conflicts to the Proxy Committee; and

•	maintaining the required records. The Proxy Administrator utilizes an automated system to communicate, track and store the relevant data regarding the proxy voting process.

9. An investment professional may override the Prescribed Guidelines, in situations in which no conflict of interest has been identified. If such override occurs, certification by the investment professional is required and must include: a written analysis supporting their recommendation; confirmation that the JP Morgan Chase Safeguard Policy and the Information Safeguarding and Barriers Policy was not violated; and a statement that they are not aware of any actual or potential conflict of interest associated with the proxy voting matter unless noted in the request.

10. Proxy voting conflicts can take many forms, including when a proxy involves JPMorgan Chase & Co. stock or for J.P. Morgan Funds and ETFs. It is JPMIM’s policy to retain an Independent Voting Service to exercise fiduciary responsibility in voting JPMC stock and for the J.P. Morgan Funds and ETFs.

Examples of other such material conflicts of interest that could arise include circumstances in which: (i) management of a JPMIM client or prospective client, distributor or prospective distributor of its investment management products, or critical vendor, is soliciting proxies, and failure to vote in favor of management may harm JPMIM’s relationship with such company and materially impact JPMIM’s business; (ii) a personal relationship between a JPMIM officer and the management of a company, or other proponents of a proxy proposal, could impact JPMIM’s voting decision (iii) when a JPMAM affiliate is an investment banker or rendered a fairness opinion with respect to the matter that is the subject of the proxy vote;

11. Depending on the nature of the Conflict, the Adviser may elect to take one or more of the following measures, or other appropriate action:

•	Removing certain Adviser personnel from the proxy voting process;

•	“Walling off” personnel with knowledge of the conflict to ensure that such personnel do not influence the relevant proxy vote;

•

Voting in accordance with the applicable Prescribed Guidelines, if any, if the application of the Proxy Voting Guidelines would objectively result in the casting of a proxy vote in a predetermined manner; or

•

Deferring the vote to an independent third party, if any, that will vote in accordance with its own determination. However, the Adviser may request an exception to this process to vote against a proposal rather than referring it to an independent third party (“Exception Request”) where the Proxy Administrator has actual knowledge indicating that a JPMC affiliate is an investment banker or rendered a fairness opinion with respect to the matter that is the subject of a proxy vote. The Proxy Committee shall review the Exception Request and shall determine whether the Adviser should vote against the proposal or whether such proxy should still be referred to an independent third party due to the potential for additional conflicts or otherwise.

12. In certain circumstances, JPMIM may abstain and/or delegate proxy voting to an Independent Voting Service including the following:

(1) for certain commingled funds that are index replication portfolios, JPMIM is permitted in certain instances to delegate its proxy voting authority in whole or in part to an Independent Voting Service. For the Custom Invest strategies, the Adviser delegates full proxy voting authority to an Independent Voting Service. These delegations may occur, among other reasons, where JPMIM is restricted under applicable laws from voting a particular security or to permit JPMIM to utilize exemptions applicable to positions in bank or bank holding company stocks held in such funds;

(2) where securities are held only in certain passive index tracking portfolios and not owned in our active accounts, the proxy may be voted by an Independent Voting Service;

(3) for securities that were held in an account on record date but not on the date of the proxy vote, we may abstain from voting where JPMAM no longer holds the position;

(4) where there are identified conflicts of interest as described above; and

(5) third party US mutual funds and ETFs are voted by an Independent Voting Service.

13. JPMAM performs ongoing oversight of Independent Voting Services including periodic review of vote execution accuracy, staffing, methodology, conflicts processes, changes to policies and procedures and quality of research.

14. Effective July 1, 2024, JPMIM will file annually on Form N-PX how it voted proxies relating to shareholder advisory votes on executive compensation (or “say-on-pay”) matters. Form N-PX is to be filed not later than August 31 of each year, containing its proxy voting record for the most recent 12-month period ended June 30. JPMIM has engaged a third party vendor to coordinate the electronic filing with the SEC through the EDGAR system. Records relating to the votes will be provided by advisor. Clients may obtain a copy of the Adviser’s Form N-PX by visiting the J.P. Morgan Asset Management website or by contacting their Client Account Manager.

15. JPMIM clients can obtain voting records for their portfolio(s), as well as a copy of the Proxy Voting Guidelines, by contacting their Client Account Manager. Clients may also obtain the Proxy Voting Guidelines by accessing the JPMorgan Funds website.

16. JPMIM maintains all proxy voting records in an easily accessible place for seven (7) years.

Areas of Responsibility

➣	Client Account Management

➣	Compliance Department

➣	JPMAM Stewardship Team

➣	Investment Analysts

➣	Legal Department

➣	Portfolio Management

➣	Proxy Administrator

➣	Proxy Committee

➣	Risk Management

Applicable Policies & Documents

➣	ERISA Fiduciary Policy

➣	Information Safeguarding and Barriers Policy – Firmwide

➣	Information Safeguarding and Barriers Policy – MNPI Firmwide Supplement

➣	JPMorgan Asset Management Global Proxy Voting Guidelines

➣	Conflicts of Interest Policy – Firmwide

➣	JPMIM Conflicts of Interest and the Safeguarding of Material, Non-Public Information Policy

➣	JPMIM Compliance with Securities Position Regulations Policy

➣	Investment Stewardship Report

Updated: April 1, 2024